EXHIBIT 99.1

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.ballyfitness.com Investors: Janine Warell, (773) 864-6897 Media: Matt Messinger, (773) 864-6850
FOR IMMEDIATE RELEASE
BALLY TOTAL FITNESS ANNOUNCES EXTENSION OF CLOSING DATE FOR
SALE OF CRUNCH FITNESS TO JANUARY 17, 2006
Companies Continue to Work Diligently to Satisfy Closing Conditions and Hopeful They
Will Be Resolved By New Closing Date
CHICAGO, December 22, 2005 — Bally Total Fitness (NYSE: BFT), the nation’s leader in health and fitness, announced today that it has extended the closing deadline to January 17, 2006 for the transaction to sell its Crunch Fitness division to Marc Tascher, a leading entrepreneur and club industry veteran, in partnership with the private equity group of Angelo, Gordon & Co., an alternative asset investment management firm with approximately $9 billion in capital under management.
As previously announced, the clubs being sold include all of Bally’s 21 Crunch locations, which are located in New York, Chicago, Los Angeles, Atlanta, Miami and San Francisco, as well as Bally’s 2 Gorilla Sports clubs in San Francisco and 2 of Bally’s Pinnacle Fitness clubs in San Francisco.
About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with nearly 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
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